EXHIBIT 99.1

PRESS RELEASE

Contact:	Temple Weiss
Investor Relations
214-492-6600

LA QUINTA CORPORATION ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2004 FINANCIAL RESULTS

Results Exceed RevPAR and Adjusted EBITDA Guidance

Dallas (February 24, 2005) – La Quinta Corporation (NYSE: LQI) today announced financial results for the fourth quarter and full year ended December 31, 2004. The Company will hold a conference call today at 11:00 a.m. (EST) to discuss these results and its business.

“We are very pleased with our fourth quarter results,” stated Francis W. (“Butch”) Cash, chairman and chief executive officer of La Quinta Corporation. “Adjusted EBITDA of $43 million exceeded our expectations of $41 million due to strong rate growth from our La Quinta hotels. RevPAR growth for company owned La Quinta branded hotels was 7%, exceeding our guidance of 4%. Our recently acquired company owned Baymont hotels performed better than anticipated, with RevPAR growth of approximately 10%, exceeding our guidance of 6%.”

For the fourth quarter ended December 31, 2004, the Company reported:

•	Total revenues of $159 million, a 32% increase compared to 2003.

•	Net loss of $13 million, or ($0.08) per share, versus net loss of $10 million, or ($0.07) per share, in 2003.

•	RevPAR for company owned La Quinta branded hotels of $35.91, a 7% increase compared to 2003.

•	Adjusted EBITDA of $43 million, a 30% increase compared to 2003.

For the year ended December 31, 2004, the Company reported:

•	Total revenues of $593 million, a 15% increase compared to 2003.

•	Net loss of $45 million, or ($0.25) per share, versus net loss of $84 million, or ($0.58) per share, in 2003.

•	RevPAR for total company owned La Quinta branded hotels of $39.12, an 8% increase compared to 2003.

•	Adjusted EBITDA of $180 million, a 16% increase compared to 2003.

The Company’s full year results include the impact of the Baymont acquisition beginning September 3, 2004. Additional information regarding the historical data of Baymont is set forth below under the heading “Historical Data of Baymont.” A detailed schedule reconciling net loss to Adjusted EBITDA is included in the supplemental tables.

Operating Results
RevPAR for company owned La Quinta branded hotels increased 7% during the fourth quarter. The improvement was driven primarily by an average rate increase of 4%. RevPAR for company owned Baymont branded hotels increased approximately 10% during the fourth quarter. Baymont’s improvement was driven by both rate and occupancy increases.

“Our call center, GDS and proprietary website all reported growth in revenues for the quarter,” reported David L. Rea, president and chief operating officer. “The largest gain was reported by our proprietary LQ.com website, which reported a 63% increase in revenues. In addition, our sales force again made a significant contribution during the fourth quarter, with our corporate account revenues increasing 22%.”

For the full year 2004, RevPAR for company owned La Quinta branded hotels increased 8%. La Quinta branded hotels continue to hold a healthy RevPAR premium among direct local competitors, as tracked by Smith Travel Research. Baymont branded hotels improved their RevPAR performance but continue to operate at a slight RevPAR discount among direct local competitors. The Company believes it can improve Baymont’s RevPAR performance as La Quinta’s systems and programs are implemented.

“We are on schedule to complete the installation of La Quinta’s systems in every Baymont hotel,” continued Mr. Rea. “By the end of March, Baymont will be operating on the same property management and reservation systems that have improved La Quinta’s revenues. Once the systems integration is complete at Baymont, we will begin to more clearly position our brands with the consumer through product upgrades and cross brand conversions.”

Unit Growth
During the fourth quarter, La Quinta branded franchise rooms increased by 1,176 rooms (16 hotels). In addition, since acquiring the brand in September 2004, we were able to open 534 Baymont branded franchise rooms (6 hotels). As of December 31, 2004, the Company had 10,910 La Quinta branded franchise rooms (125 hotels) and 7,941 Baymont branded franchise rooms (93 hotels), including one managed hotel.

The franchise pipeline going into 2005 is strong with more than 80 executed contracts for La Quinta and Baymont branded hotels. The Company anticipates that most of the La Quinta branded hotels opening in 2005 will be new construction and most of the Baymont branded hotels opening will be conversion from other brands. The Company anticipates accelerating its growth by opening at least 50 La Quinta branded hotels and at least 25 Baymont branded hotels during 2005.

Consistent with the Company’s growth strategy to enter key strategic markets, on December 9, 2004, the Company acquired three hotels in the greater Boston area, marking the Company’s entry into the Boston market. The hotel in Somerville, Massachusetts has been branded as a La Quinta Inn & Suites, and following renovations, the remaining hotels will be branded under the La Quinta and Baymont flags.

In January 2005, the Company completed the redevelopment of the very first La Quinta ever built. Located in downtown San Antonio – next to the Convention Center, the Riverwalk and the Alamo – the 14-story, 350-room hotel is a showcase for our chain.

Financial Results
Total revenues for the fourth quarter of 2004 increased 32% over the fourth quarter of 2003. Franchise fee revenue increased 91% for the fourth quarter 2004. Other revenue (including healthcare interest income and restaurant rental income) decreased 22% for the fourth quarter 2004. The total revenue increase was primarily the result of the Baymont acquisition, an increase in franchise fees, and company owned La Quinta branded RevPAR increase of 7%, partially offset by reduced interest income from a healthcare note receivable, which was paid off in the third quarter of 2004.

Net loss was $13 million, or ($0.08) per share, for the fourth quarter of 2004, versus a net loss of $10 million, or ($0.07) per share, for the fourth quarter of 2003. The net loss increased during the quarter primarily due to increased impairment expenses of $8 million recognized during the quarter for hotels that we expect to sell in 2005. We will reflect 17 hotels (including one property subject to full condemnation proceedings) as discontinued operations as of January 2005.

Adjusted EBITDA for the fourth quarter of 2004 was $43 million, excluding other expense of $3 million primarily related to integration expense, a 30% increase compared to $33 million in the fourth quarter of 2003. The increase in Adjusted EBITDA was driven by revenue increases at comparable company owned hotels and increases in franchise fees, as well as the addition of income from the Baymont acquisition. Overall margins were relatively flat in the quarter, reflecting the current dilutive effect of Baymont’s lower operating margins.

Total revenues for the year ended December 31, 2004 increased 15% over the same period in 2003. Franchise fee revenue increased 80% for the full year 2004. Other revenue decreased 12% for the full year 2004. The total revenue increase was primarily the result of the Baymont acquisition, an increase in franchise fees, and company owned La Quinta branded RevPAR increase of 8%, partially offset by the loss of revenues due to the sale of company owned La Quinta branded hotels in the second quarter of 2004 and in the second half of 2003, and reduced interest income due to the early repayment of a healthcare note receivable.

Net loss was $45 million, or ($0.25) per share, for the year ended December 31, 2004, versus a net loss of $84 million, or ($0.58) per share, for 2003. The improved net loss was primarily the result of revenue improvement and a $46 million reduction in impairment charges, partially offset by a $15 million increase in loss on early retirement of debt.

Adjusted EBITDA for the year ended December 31, 2004 was $180 million, a 16% increase compared to $155 million for the same period in 2003. The increase in Adjusted EBITDA was driven primarily by the addition of income from the Baymont acquisition, an increase in franchisee fees, and revenue improvement from company owned La Quinta branded hotels.

At December 31, 2004, the Company had $103 million in cash and cash equivalents and no borrowings under its $150 million credit facility, other than $20 million in letters of credit. The Company’s net debt (total indebtedness less cash and cash equivalents) was $823 million at December 31, 2004.

Current Outlook
For the first quarter of 2005, the Company anticipates company owned La Quinta branded hotel RevPAR to increase approximately 7%. The Company anticipates company owned Baymont branded hotel RevPAR to increase approximately 9% compared to the prior year first quarter. Adjusted EBITDA is anticipated to be approximately $47 million, excluding estimated integration expenses of $3 million. Net loss is anticipated to be approximately $10 million.

The Company is increasing its full year 2005 RevPAR and Adjusted EBITDA guidance from preliminary guidance issued on October 28, 2004, as a result of stronger pricing power with the La Quinta brand, stronger performance from the Baymont brand and the acquisition of three hotels last December. For the full year 2005, the Company expects approximately 7% RevPAR growth for company owned La Quinta branded hotels, driven primarily by rate increases. Expectations for company owned Baymont branded hotels are for a RevPAR increase of approximately 9%, driven by both rate and occupancy increases.

Adjusted EBITDA for the full year 2005 is currently anticipated to be approximately $226 million and excludes estimated integration expenses of $3 million. Included in the current guidance are the following expense items: $2 million of expenses for the adoption in the third quarter of 2005 of stock option expense accounting as well as a $4 million reduction in Adjusted EBITDA for the effect of reclassifying income from hotels that the Company now intends to sell in 2005 (or are subject to full condemnation) that will be accounted for as discontinued operations effective January 2005. These expenses were not reflected in the preliminary 2005 guidance given in October 2004.

General and administrative expenses for the full year 2005 are anticipated to increase approximately $15 million to $77 million, which includes approximately $2 million in stock option expense. Approximately two-thirds of the expected increase in general and administrative expense in 2005 is due to anticipated increases in franchising related expenses, such as advertising, which are offset by increases in related franchise fee revenues. Net loss is anticipated to be approximately $9 million. Capital expenditures for 2005 are anticipated to be approximately $120 million, which includes funding for the redevelopment of the La Quinta Arlington Convention Center property, conversions between the La Quinta and Baymont brands, corporate capital expenditures, and maintenance capital expenditures for our owned Baymont and La Quinta hotels.

“I could not be prouder of our employees’ accomplishments in 2004,” concluded Mr. Cash. “We completed a significant acquisition of strategic importance at an attractive cash flow multiple and per room value. We did so without losing focus on continuing to grow the core La Quinta business. As a result, we had a terrific year. As the hotel industry continues to strengthen, we will remain focused on our strategic levers to improve cash flows from our existing hotels, grow our income stream through franchising and explore external growth opportunities. We believe that executing these levers, combined with our strong balance sheet and excellent management team and systems, will further enhance shareholder value.”

Conference Call and Where You Can Find Additional Information
As previously announced, at 11:00 AM (EST) today, the Company will hold a conference call and audio webcast to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Simultaneous with the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.LQ.com, in the Investor Relations–Webcasts section. The conference call can be accessed by dialing 800-240-2430 or International: 303-262-2140. An access code is not required. A replay of the call will be available from 1:00 PM (EST) on February 24, 2005 through 12:59 AM (EST) on March 3, 2005 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 11023668#. The replay will also be available in the Investor Relations–Webcasts section of the Company’s website, www.LQ.com.

About La Quinta Corporation
La Quinta Corporation (NYSE: LQI) is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns, operates or franchises more than 590 hotels in 39 states under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inns & Suites®, Woodfield Suites® and Budgetel® brands. For reservations or more information about La Quinta Corporation, its brands or franchising program, please visit www.LQ.com.

Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives, including our franchising programs, our internet distribution initiatives and our customer loyalty programs, or otherwise) and profitability of our lodging business and franchising programs; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta and Baymont brands; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of a general economic slowdown, including decreases in consumer confidence and business spending, which may adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; acquisition-related risks, including the ability to successfully integrate Baymont Inns & Suites and Woodfield Suites into the Company’s operations; completion by our independent auditors of their audit and attestation procedures under Section 404 of the Sarbanes-Oxley Act of 2002; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities” and in our Joint Registration Statement on Form S-4 filed with the Securities & Exchange Commission on September 29, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other changes.

Historical Data of Baymont
La Quinta Corporation acquired substantially all of the assets of The Marcus Corporation’s limited service lodging division on September 3, 2004. The Marcus Corporation has provided us with a limited amount of unaudited historical operating data for the acquired properties related to certain periods prior to the acquisition by La Quinta Corporation. We have recompiled comparable property and reporting period results for Baymont from this internal, unaudited data. This data has not been audited or otherwise independently verified by the Company or its independent auditors, although the Company has no reason to believe that this data is not accurate in any material respect. As a result, we will only be disclosing approximate RevPAR changes for Baymont through the quarter ending September 30, 2005. Beginning with the quarter ending December 31, 2005, we will be able to disclose more detailed comparable operating data for Baymont.

Statement Concerning Non-GAAP Measurement Tools
The Company uses Adjusted EBITDA as a supplemental measure of the Company’s performance because we believe it gives the reader a more complete understanding of our financial condition and operating results. We use this metric to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes. Adjusted EBITDA includes adjustments for non-cash income or expenses such as depreciation, amortization and other non-cash items. Adjusted EBITDA is also adjusted for discontinued operations, income taxes, interest expense, net and minority interest (which includes our preferred stock dividends of La Quinta Properties, Inc.), as well as certain cash income or expense that we believe otherwise distorts the comparability of the measure. Adjusted EBITDA is intended to show unleveraged, pre-tax operating results. The impact of investing and financing transactions, as well as income taxes, should also be considered in evaluating overall results. Adjusted EBITDA is not intended to represent any measure of performance in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and our calculation and use of this measure may differ from our competitors. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity prepared in accordance with GAAP. A detailed schedule reconciling GAAP net loss to Adjusted EBITDA is included in the attached supplemental tables.

Supplemental Schedules
Financial Results	A
Other (Income) Expense	B
Supplemental Non-GAAP Financial Data	C
Other Supplemental Information	D
Lodging Statistics	E

La Quinta Corporation
Schedule A
Financial Results
(Unaudited)

	Three months ended		Twelve months ended
Operating Data:	December 31,		December 31,
(In thousands, except per share data)	2004	2003	2004	2003

Revenues
Hotel operations	$150,274	$113,814	$563,427	$491,453
Franchise fees	5,740	3,007	17,331	9,624
Other	2,600	3,317	12,421	14,064

Total revenues	158,614	120,138	593,179	515,141

Expenses
Direct lodging operations	77,467	56,845	271,239	232,816
Other lodging and operating expenses	22,648	15,875	80,223	71,507
General and administrative	15,786	14,746	61,412	55,543
Interest, net	17,602	15,725	63,781	62,679
Depreciation and amortization	33,441	32,092	126,234	128,453
Impairment of property and equipment	8,244	192	20,977	67,302
Loss on early extinguishment of debt	—	191	21,399	6,393
Other expense	2,737	366	903	1,758

Total expenses	177,925	136,032	646,168	626,451

Loss before minority interest, income taxes, and discontinued operations	(19,311)	(15,894)	(52,989)	(111,310)
Minority interest	(4,541)	(4,489)	(18,344)	(18,135)
Income tax benefit	8,216	9,516	24,491	50,154

Loss before discontinued operations	(15,636)	(10,867)	(46,842)	(79,291)
Discontinued operations, net	2,303	452	2,303	(4,471)

Net loss	$(13,333)	$(10,415)	$(44,539)	$(83,762)

Per Share Data:
Loss before discontinued operations	$(0.09)	$(0.07)	$(0.26)	$(0.55)
Discontinued operations, net	0.01	—	0.01	(0.03)

Net loss per share – basic and assuming dilution	$(0.08)	$(0.07)	$(0.25)	$(0.58)

Weighted average shares outstanding
Basic	177,953	154,966	176,896	144,512
Assuming dilution	177,953	154,966	176,896	144,512

Prior period results have been reclassified to conform to current period presentation.

La Quinta Corporation
Schedule B
Other (Income) Expense
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions)	2004	2003	2004	2003

Reimbursement of costs related to settlement of litigation and other (1)	$—	$—	$(0.9)	$—
Adjustments to accrued liabilities (1)	(0.5)	(0.2)	(0.7)	(0.5)
Gain on sale of assets and related costs	(0.3)	(1.3)	(0.2)	(1.3)
Gain on early repayment of note receivable	—	—	(2.1)	—
Acquisition, retirement plan and other (2)	3.5	1.9	4.8	3.6

Total other expense	$2.7	$0.4	$0.9	$1.8

(1)	Reorganization income and adjustments to accrued liabilities relate to the exit of the healthcare business.

(2)	During the three months ended December 31, 2004, we recognized total expenses of approximately $3.8 million related to non-recurring integration costs associated with the Baymont acquisition (the “Acquisition”), as well as expenses related to the termination and settlement of the La Quinta Retirement Plan (the “Retirement Plan”), an adjustment for a change in actuarial assumptions on deferred compensation agreements, an accrual of lease termination expense and other expenses. This expense was partially offset by approximately $0.3 million of other income. During the three months ended December 31, 2003, we recognized total expenses of approximately $1.9 million related to the termination and ongoing settlement of the Retirement Plan, an adjustment for a change in actuarial assumptions on deferred compensation agreements and other expenses.

During 2004, we recognized total expenses of approximately $5.8 million related to non-recurring integration costs associated with the Acquisition, as well as expenses related to the termination and settlement of the Retirement Plan, an accrual of lease termination expense, an adjustment for a change in actuarial assumptions on deferred compensation agreements and other expenses. This expense was partially offset by total income of approximately $1.0 million for an adjustment of amounts previously accrued related to the sale of a healthcare asset, changing our field healthcare plan, refunds of company filing fees and other income. During 2003, we recognized total expenses of approximately $5.0 million related to the termination and ongoing settlement of the Retirement Plan, an adjustment for a change in actuarial assumptions on deferred compensation agreements, and an accrual of lease termination expense. This expense was partially offset by income of approximately $1.4 million on proceeds from the surrender of certain key man and split dollar life policies and other income.

La Quinta Corporation
Schedule C
Supplemental Non-GAAP Financial Data
(Unaudited)

	Three months ended		Twelve months ended
Adjusted EBITDA Reconciliation	December 31,		December 31,
(In millions)	2004	2003	2004	2003

Net loss (per GAAP)	$(13.3)	$(10.4)	$(44.5)	$(83.8)
Add:
Depreciation and amortization	33.4	32.1	126.2	128.5
Impairment of property and equipment	8.2	0.2	21.0	67.3
Minority interest	4.5	4.5	18.3	18.1
Income tax benefit	(8.2)	(9.5)	(24.5)	(50.2)
Interest, net	17.6	15.7	63.8	62.7
Loss on early extinguishment of debt	—	0.2	21.4	6.4
Other expense (1)	2.7	0.4	0.9	1.8
Discontinued operations, net of tax (2)	(2.3)	(0.5)	(2.3)	4.5

Adjusted EBITDA(3) (Non-GAAP)	$42.6	$32.7	$180.3	$155.3

(1)	See attached Schedule B for details on all other activity.

(2)	Discontinued operations for the three and twelve months ended December 31, 2004 represents an adjustment of an estimated liability resulting from the 1999 sale of a non-strategic business unit. Discontinued operations for the three and twelve months ended December 31, 2003 includes three company owned hotels and TeleMatrix, Inc., a business component, which were sold during the fourth quarter of 2003.

(3)	Includes $0.6 million and $0.6 million of stock-based compensation (amortization of restricted stock) for the three months ended December 31, 2004 and 2003, respectively. Includes $2.5 million and $2.4 million of stock-based compensation (amortization of restricted stock) for the twelve months ended December 31, 2004 and 2003, respectively.

Adjusted EBITDA Reconciliation (Current Outlook)

	Three months ended
(In millions)	March 31, 2005	Full Year 2005

Net loss (per GAAP)	$(10)	$(9)
Add:
Depreciation and amortization	37	151
Minority interest	5	19
Income tax benefit	(6)	(7)
Interest, net	19	72
Other expense	3	3
Discontinued operations, net of tax	(1)	(3)

Adjusted EBITDA (Non-GAAP)	$47	$226

La Quinta Corporation
Schedule D
Other Supplemental Information
(Unaudited)

	Three months ended		Twelve months ended
Capital Expenditures	December 31,		December 31,
(In millions)	2004	2003	2004	2003

Capital expenditures	$28	$16	$73	$57

Selected Balance Sheet Data

	December 31,	December 31,
(In millions)	2004	2003

Property and equipment, net	$2,464	$2,144
Cash and cash equivalents (A)	103	327
Investment in securities (B)(1)	—	122
Total assets	2,811	2,806
Total indebtedness (C)	926	895
Total liabilities	1,215	1,183
Minority interest (D)	206	206
Total shareholders’ equity (E)	1,390	1,417
Net debt to total capitalization
Equal to (C-B-A)/(E+D+C-B-A)	34%	22%

(1)	On August 16, 2004, the Company exercised its option to repurchase the $150 million 7.114% Note. Concurrent with this transaction, the Company received a $122 million contemporaneous distribution for our investment in the 7.114% Exercisable Put Option Securities.

Debt Maturity Schedule
(In millions)

At December 31,
Year	2004

2005	$116
2006	20
2007	210
2008	50
2009	—
2010 and thereafter	530

Total debt	$926
Less: Cash and cash equivalents	(103)

Net debt	$823

La Quinta Corporation
Schedule E
Lodging Statistics
(Unaudited)

	Three months ended			Three months ended
	December 31, 2004			December 31, 2003			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR

Comparable Hotels(1,2)	62.6%	$57.35	$35.90	61.2%	$55.10	$33.71	1.4 pts	4.1%	6.5%
Company Owned(1)
La Quinta Inns	60.4%	$53.85	$32.53	59.8%	$52.21	$31.22	0.6 pts	3.1%	4.2%
La Quinta Inn & Suites(3)	68.1%	$65.42	$44.58	64.1%	$61.66	$39.55	4.0 pts	6.1%	12.7%
Subtotal (La Quinta owned)	62.6%	$57.39	$35.91	61.0%	$54.97	$33.53	1.6 pts	4.4%	7.1%
Baymont Inns & Suites	56.6%	$52.94	$29.98	N/A	N/A	N/A	N/A	N/A	N/A
Total(5,6)	61.3%	$56.93	$34.88	61.0%	$54.97	$33.53	0.3 pts	3.6%	4.0%

	Twelve months ended			Twelve months ended
	December 31, 2004			December 31, 2003			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR

Comparable Hotels(1,2)	66.8%	$58.60	$39.16	62.1%	$58.68	$36.46	4.7 pts	(0.1)%	7.4%
Company Owned(1,3)
La Quinta Inns	64.9%	$55.38	$35.96	61.3%	$55.64	$34.13	3.6 pts	(0.5)%	5.4%
La Quinta Inn & Suites(3)	71.5%	$66.03	$47.24	63.5%	$65.99	$41.87	8.0 pts	0.1%	12.8%
Subtotal (La Quinta owned)	66.8%	$58.57	$39.12	61.9%	$58.51	$36.22	4.9 pts	0.1%	8.0%
Baymont Inns & Suites(4)	58.7%	$53.14	$31.17	N/A	N/A	N/A	N/A	N/A	N/A
Total(5,6)	66.1%	$58.33	$38.56	61.9%	$58.51	$36.22	4.2 pts	(0.3)%	6.5%

Hotel and Room Count Data

	December 31, 2004		December 31, 2003
	Number of Hotels	Number of Rooms	Number of Hotels	Number of Rooms

Comparable Hotels(2,7)	274	35,781	274	35,804
Company-Owned (7)
La Quinta Inns	199	25,714	201	25,986
La Quinta Inn & Suites	76	10,215	75	10,068
Baymont Inns & Suites	89	9,089	—	—
Other	10	1,241	—	—
Franchised/Managed Hotels(8)
La Quinta Inns	67	6,241	50	5,008
La Quinta Inn & Suites	58	4,669	46	3,694
Baymont Inns & Suites	93	7,941	—	—
Total	592	65,110	372	44,756

(1)	Excludes franchised operating statistics and statistics for three hotels reported in discontinued operations for the three and twelve months ended December 31, 2003.

(2)	Comparable hotels for the three and twelve months ended December 31, 2004 and 2003 excludes two hotels classified as held for sale, representing 250 rooms in aggregate.

(3)	Includes results from December 9, 2004 through December 31, 2004 resulting from acquisition of one hotel that was converted to a La Quinta Inn & Suites.

(4)	Represents operating statistics from September 3, 2004 through December 31, 2004.

(5)	Includes results for seven Woodfield Suites and one Budgetel property acquired on September 3, 2004.

(6)	Includes results for two hotels acquired on December 9, 2004.

(7)	Excludes three hotels (366 rooms) reported in discontinued operations for the three and twelve months ended December 31, 2003. All three hotels were sold in 2003.

(8)	Includes one managed Baymont Inns & Suites representing 97 rooms.